Exhibit 10.13
HEALTHSPRING, INC.
2009 EXECUTIVE OFFICER CASH BONUS PLAN
Purpose and Administration of the Plan
This 2009 executive officer cash bonus plan (the “Bonus Plan”) has been established by HealthSpring, Inc. (the “Company”) to encourage the achieving or exceeding of annual financial targets that the Company believes will drive stockholder value and stock price appreciation in 2009 (the “Fiscal Year”). Awards paid under the Bonus Plan to Covered Officers (as defined in the 2006 Plan) are intended to be Performance Awards made pursuant to Sections 8 and 11 of the HealthSpring, Inc. 2006 Equity Incentive Plan (the “2006 Plan”) and are governed by the terms of the 2006 Plan. In the event of any inconsistency between the terms of the Bonus Plan (with respect to such awards) and the 2006 Plan, the terms of the 2006 Plan shall govern. Subject to applicable law, all designations, determinations, interpretations, and other decisions under or with respect to the Bonus Plan or any award thereunder shall be within the sole discretion of the Compensation Committee (the “Committee”), may be made at any time, and shall be final, conclusive, and binding upon all persons. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the 2006 Plan.
Incentive Grant and Calculation; Payment of Awards
The Committee has made the awards to the designated officers (the “Participants”), pursuant to the Bonus Plan and Section 11 of the 2006 Plan, as set forth on Schedule A hereto. Such awards shall be made on such additional terms as the Committee may prescribe consistent with Sections 8 and 11 of the 2006 Plan and subject to compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Following the end of the Fiscal Year, the Committee will make all calculations and determinations with respect to payment of bonuses under the Bonus Plan in its sole discretion. Awards shall be paid within the two months and fifteen days following the end of the Fiscal Year, or as soon as thereafter practicable after financial results for the Fiscal Year are known. Awards pursuant to the Bonus Plan will be paid in cash and on such terms as the Committee may prescribe unless the Committee determines, in its sole discretion, to award Shares under the 2006 Plan in lieu of cash. Except as the Committee may otherwise determine in its sole and absolute discretion, termination of a Participant’s employment prior to the end of the Fiscal Year, other than for reasons of death or Disability, will result in the forfeiture of the award by the Participant, and no payments shall be made with respect thereto. This Bonus Plan is not a “qualified” plan for federal income tax purposes, and any payments are subject to applicable tax withholding requirements. Notwithstanding the foregoing, the Committee shall retain the sole discretion to reduce (by any amount) the awards otherwise payable pursuant to the achievement of the goals set forth in the Bonus Plan.
Miscellaneous Adjustments for Unusual or Nonrecurring Events
As more fully described in Section 11.2 of the Plan, the Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting any Participant, the Company, or any Subsidiary or Affiliate, or the financial statements of the Company or of any Subsidiary or Affiliate; in the event of changes in applicable laws, regulations or accounting principles; or in the event the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Bonus Plan. Subject to limitations set forth herein regarding awards to Covered Officers, the Committee is also authorized to adjust performance targets or awards to avoid unwarranted penalties or windfalls. Performance awards to Participants, including Covered Officers may be reduced, but not increased, in the sole discretion of the Committee for any reason, including the Committee’s assessment of the individual performance of the Participant, in order to avoid undeserved compensation or unwarranted windfalls. Notwithstanding the foregoing, no adjustments shall be authorized to the extent that such authority would be inconsistent with an award to a Covered Officer being paid solely on account of the attainment of pre-established, objective performance goals, all within the meaning of the regulations promulgated under Section 162(m) of Code and as provided in Sections 8 and 11 of the 2006 Plan.

No Right to Employment
The grant of an award shall not be construed as giving a Participant, including a Covered Officer, the right to be retained in the employ of the Company or any Subsidiary or Affiliate.
No Trust or Fund Created
Neither the Bonus Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary or Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Subsidiary or Affiliate pursuant to an award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary or Affiliate.
No Rights to Awards
No person shall have any claim to be granted any award and there is no obligation for uniformity of treatment among Participants, whether or not Participants are similarly situated. The terms and conditions of awards, if any, need not be the same with respect to each Participant.

Schedule A
2009 Executive Officer Cash-Based Performance Bonus Opportunities
The 2009 cash incentive bonuses for the following two executive officers, designated as the 2009 Covered Officers under the Bonus Plan, are targeted as a percentage of base salary based on achieving specified Company financial performance goals determined by the Committee. The “target” percentage for each of the Covered Officers is as follows:

Name	Title	Target%

Herbert A. Fritch	Chief Executive Officer	100%
Michael G. Mirt	President and Chief Operating Officer	75%
The Company financial performance objective under the Bonus Plan is based on an earnings per share, or EPS, goal. EPS, for purposes of the Bonus Plan, is defined as Company’s fully-diluted 2009 earnings per share, as reflected on the Company’s annual financial statements prepared in accordance with GAAP and after giving effect to proposed payments under this Bonus Plan, subject to adjustment as determined by the Committee in its sole discretion. The targeted payment amounts are set forth below under “EPS Payout Scale.” This performance goal is subject to an over/underachievement scale with possible payouts of 50% to 200% of the target bonus amount based on actual results.
EPS Payout Scale

		2009 Pro
		Forma,
	2009	As		2009
	Results	Adjusted	Threshold	Target	Maximum

EPS (with bonus effect)	$2.12	$1.88	$2.00	$2.20	$2.35
% Growth (vs. pro forma)			6.4%	17.0%	25%
Bonus Payout (as % of target)			50%	100%	200%
Below the Threshold, no bonus is payable under the Bonus Plan. Between the Threshold and the Target and the Target and the Maximum, the Bonus Payout is interpolated. For purposes of computing EPS, the effects of the following shall be excluded: (a) losses and gains related to litigation (or claim) judgments or settlements, (b) acquisition costs required to be expensed currently in accordance with FAS 141(R), and (c) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, all as reasonably determined in good faith by the Committee. In the event of a significant acquisition or disposition by the Company during the year, target and actual EPS for various levels of performance shall be proportionately adjusted by the Committee.
Because of his announced retirement scheduled for May 2009, Kevin M. McNamara, the Company’s Executive Vice President and Chief Financial Officer, will not participate in the Bonus Plan for 2009.

For the executive officers named below, cash bonuses are not subject to the Bonus Plan but will be based on Company-wide performance, specific plan performance (with respect to Messrs. Huebner and Morris), and individual performance, all as determined in the subjective discretion of, and as recommended to the Committee for approval by, the Chief Executive Officer or President, as applicable.

Name	Title	Target%

Gerald V. Coil	Executive Vice President and Chief Innovation Officer	75%
Sharad Mansukani	Executive Vice President and Chief Strategy Officer	75%
Scott C. Huebner	Executive Vice President and President-Texas HealthSpring	50%
M. Shawn Morris	Executive Vice President and President-HealthSpring of Tennessee	50%
Mark A. Tulloch	Executive Vice President-Enterprise Operations	50%
J. Gentry Barden	Senior Vice President and General Counsel	50%
David L. Terry, Jr.	Senior Vice President and Chief Actuary	50%
Dirk O. Wales	Senior Vice President and Chief Medical Officer	30%

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